EXHIBIT 3.2

                             Chapman and Cutler LLP
                             111 West Monroe Street
                             Chicago, Illinois 60603


                                October 19, 2016


Guggenheim Funds Distributors, LLC
2455 Corporate West Drive
Lisle, Illinois  60532

The Bank of New York Mellon
2 Hanson Place
Brooklyn, New York  11217

             Re:    Guggenheim Defined Portfolios, Series 1525
                      Guggenheim REIT Portfolio, Series 15
                   Multinational Titans Portfolio, Series 11
                 Precious Metals & Miners Portfolio, Series 11
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Ladies/Gentlemen:

     We have acted as counsel for Guggenheim Funds Distributors, LLC, depositor of Guggenheim Defined Portfolios, Series 1525 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Fund (the "Units"), under a trust agreement dated October 19, 2016 (the "Indenture") among Guggenheim Funds Distributors, LLC, as sponsor (the "Sponsor"), as depositor (the "Depositor") and evaluator (the "Evaluator"), and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Guggenheim REIT Portfolio, Series 15, Multinational Titans Portfolio, Series 11 and Precious Metals & Miners Portfolio, Series 11 (the "Trusts"). This opinion applies only to the Trusts. Holders of beneficial interests in a Trust are referred to herein as the "Unitholders."

     In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent (the "Transaction Documents"). For purposes of this opinion, we are assuming that the Trusts will at all times be operated in accordance with the Indenture and the Prospectus and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. In addition, we are assuming that each of the assets deposited in a Trust that is an interest in an entity that purports to be treated as a grantor trust for federal income tax purposes in fact is, and will continue to be, treated as an interest in an entity that is treated as a grantor trust for federal income tax purposes and that each such entity invests exclusively in commodities traded on or subject to the rules of a board of trade or commodity exchange. Failure to operate the Trusts at all times in accordance with the Indenture and the Prospectus or failure to comply fully at all times with the terms of the Indenture or failure of any entity that purports to be a grantor trust, as described in the preceding sentence, to in fact be and continue to be a grantor trust for federal income tax purposes or failure of any such entity to invest as described in the prior sentence could result in federal and state tax treatment different from that described below.

     You have informed us, and we are assuming, that the assets of the Trusts will consist of portfolios as set forth in the Prospectus. All of the assets of the Trusts constitute the "Trusts Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trusts Assets and express no opinion as to the Federal income or state tax treatment thereof.

     The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that: (i) the Trusts will acquire and hold the Trusts Assets solely for the account of the Unitholders; (ii) the activities of the Trusts will consist of the investment of funds in the Trusts Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trusts Assets and temporary reinvestment of proceeds under limited and specified circumstances; and (iii) the Trusts have not and will not (a) establish an office, (b) hire employees, or (c) conduct any acts not permitted by the Indenture.

     Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

     (i) We are of the opinion that, under existing United States Federal income tax law, the Trusts are not associations taxable as corporations for Federal income tax purposes but will be classified as grantor trusts and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

     (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trusts under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trusts Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trusts will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trusts Assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trusts Assets when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trusts Assets.

     (iii) Although the discussion in the Prospectus under the heading "Taxes" does not purport to discuss all possible United States Federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States Federal income tax matters. In this regard, please note that (a) we have not examined any of the Trusts Assets and we are therefore unable to express an opinion, and we express no opinion as to the Federal income tax treatment thereof and (b) the discussion under "Taxes" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

     (iv) Based upon the existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that (a) the Trusts will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by
Article 9-A of the New York State Tax Law; (b) the Trusts will not have taxable income subject to the New York State personal income tax imposed by Article 22 of the New York State Tax Law; (c) the Trusts will not be subject to the unincorporated business tax imposed by Section 11-503 of the Administrative Code of The City of New York (the "Administrative Code"); (d) the Trusts will not be subject to the general corporation tax imposed by The City of New York on domestic and foreign corporations under Section 11-603 or 11-653 of the Administrative Code; and (e) the Trusts will not have taxable income subject to the personal income tax imposed by The City of New York under Section 11-1701 of the Administrative Code.

     Our opinion is based on the Code, the New York State Tax Law, the Administrative Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such laws, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York state or city taxing authorities nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York state or city taxing authorities or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

     This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

     The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things, the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

     Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-213481) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related Prospectus.

                                                               Very truly yours,


                                                      /s/ Chapman and Cutler LLP
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                                                          CHAPMAN AND CUTLER LLP